EXHIBIT 5.1

WARREN NEMIROFF

ATTORNEY AT LAW

120 s. el camino drive, ste. 206

Beverly Hills, CA 90212

Phone: (310) 285-1559

FAX: (310) 858-1344

wnemiroff@yahoo.com

October 19, 2011

VIA MAIL AND EMAIL

Robert Kipper-CEO

Dennis Cullen-President

29345 Via Norte

Temecula, CA 92591

Re: Opinion Letter for S-1 Registration Statement

Dear Mr. Kipper and Mr. Cullen

The Undersigned is a California tax and securities lawyer who has reviewed the form S-1 Registration Statement, undated and in the process of being finalized by the Securities and Exchange Commission for the right to issue stock in the public venue. Understanding that the due diligence of the undersigned is predicated on review of the said documentation, and discussions with both principals, as well as unaudited financial statements and corporate minutes, the undersigned opines as follows:

1.

The entity is registered as a corporation in the State of California, was formed on January 16, 2009, and is presently in good standing in the subject venue;

2.

From opening due diligence, the entity itself and its two principals are not the subject of any litigation, neither of the principals have a personal history of bankruptcy, and there has been no bankruptcy, receivership or similar proceeding as to the company itself;

3.

The company will be offering to the public 50 million shares at a proposed sales price of 50 cents per share. The company is authorized by the State of California to issue 500,000,000 shares of common stock with par value of .01 per share. At present, there are 30,000 shares outstanding. It is also the understanding of the undersigned that one of the three founding shareholders has had the entirety of his stock interest redeemed in exchange for return of property, or assignment of same, and there will then be only two shareholders, the above name addressees, with 20,000 issued and outstanding;

4.

Two previous non-voting preferred equity holders have been the subject of recent redemption; the company will have no debentures, preferred stock, or other obligations prior to the public offering, and those obligations mentioned will be retired in the next 30 days by the individual shareholders;

5.

The common stock in issue is non-assessable, and is not the subject of any security interest by any outside third party;

  WARREN NEMIROFF

_________ ATTORNEY AT LAW__________
October 31, 2011

6.

 In conjunction with item 2 above, there are no threatened legal proceedings or administrative actions either by or against the company that could have a material impact on future financial status. No State or Federal entity is presently auditing the company nor is any such exposure envisioned.

                                                          CAVEAT

As noted, the discussions and opinions contained herein have been based on a review of documents provided to us by CK Vineyards, Inc., and any modifications of said documents or failure to conduct the company or company business in accordance with the documents could result in a change of our status. Furthermore, the discussions and opinions contained herein are expressly conditioned upon the present and continued truth and accuracy of the representations of the corporate Management stated in part herein.

This opinion is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The laws covered by this opinion are limited to the federal laws and regulations of the United States of America and any interpretive decisions thereof. All assumptions, limitations, qualifications, definitions and exceptions set forth in this letter are made with your permission and are an integral part of the opinions express in this opinion letter.

Very truly yours,

//Warren Nemiroff

______________________________

Warren Nemiroff,  Attorney at Law